CARSON, INC. REPORTS PRO FORMA CASH AND LONG TERM DEBT POSITIONS

SAVANNAH, GA, Dec. 11, 1998--Carson Inc. (NYSE:CIC), a leading international manufacturer and marketer of personal care products for people of color, said today that as a result of previously announced transactions this week involving the borrowing of $83 million of Senior Term Loans and the sale of the Cutex nail polish remover business, and the application of these proceeds, it had as of December 9, 1998, on a pro forma unaudited basis, approximately $23 million of cash (of which approximately $10 million was held by Carson Holdings Limited, the Company's South African subsidiary), and outstanding long-term debt of $60 million of Secured Term Loans due 2003, $73 million of 10 3/8% Senior Subordinated Notes due 2007 and $0.4 million of other debt issued by Carson Holdings Limited.

     Carson, Inc. is the leading global manufacturer and marketer of hair and skin care products specifically formulated to address the unique characteristics of people of African descent. Carson sells its products in the U.S. and in over 60 countries around the world under the leading brand names DARK & LOVELY, GENTLE TREATMENT, MAGIC SHAVE, and ULTRASHEEN.

     Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.